INDEPENDENT AUDITORS' CONSENT



The Board of Trustees
Evergreen Tax Free Trust:

     With respect to the Prospectuses and Statements of Additional Information included in this Post Effective Amendment No. 24 to the Registration Statement on Form N-1A of Evergreen Tax Free Trust, formerly FFB Funds Trust, we consent to the use of our reports, dated April 27, 1995, incorporated by reference and to the references to our Firm under the headings "Financial Highlights" in Part A of the Registration Statement and "Financial Statements" in Part B of the Registration Statement.


By: KPMG Peat Marwick LLP
KPMG Peat Marwick LLP
New York, New York
January 22, 1996